March 17, 2015

David Sankaran
Sparks, NV

Dear Dave,

Further to your December 5, 2014 offer of employment (“Offer Letter”), Rocket Fuel Inc. (“Rocket Fuel” or the “Company”), would like to extend to you the following relocation assistance. These benefits are in addition to the relocation benefits specified in your Offer Letter.

Additional relocation assistance

The Company will reimburse your reasonable documented hotel expenses that you have incurred or will incur between your first day of employment and the date the Company places you in temporary housing. Rocket Fuel will provide you with temporary housing, which will be chosen by the Company and paid directly by the Company to the vendor for your benefit, as soon as such housing is available. Temporary housing will be available to you through June 30, 2015. Finally, the Company will pay you a lump sum relocation assistance payment of $100,000 (“Relocation Payment”) which will be paid to you on July 1, 2015. It is intended that you will use the Relocation Payment towards permanent relocation efforts, but you are not required to use the payment for that purpose. All payments and benefits under the letter are subject to applicable tax withholdings and the terms and conditions on Exhibit A to this letter.

This letter (the “Letter”) serves as an addendum to your Offer Letter and except for expressly extending the above additional relocation benefits, it does not modify any of the terms and conditions of your Offer Letter. If you have any questions regarding this Letter, feel free to contact me at any time.

Sincerely,

Jennifer Trzepacz
SVP, Employee Success

AGREED TO AND ACCEPTED:

/s/ DAVID SANKARAN___________________________        ________March 17, 2015

Signature	Date
David Sankaran
___________________________________________
Printed Name

EXHIBIT A
Section 409A Provisions

This Letter and each payment, benefit and reimbursement under this Letter (the “relocation benefits”) are intended to be exempt from or otherwise comply with Section 409A so that none of the payments, benefits or reimbursements to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in that manner.   Specifically, the reimbursement and provision of relocation benefits to the terms of this Letter are intended to be exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Therefore, in no event will any relocation benefits be paid, provided or reimbursed later than March 15, 2016. You and the Company agree to work together to consider amendments to this Letter and to take such reasonable actions to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. For purposes of this Letter, “Section 409A” means Section 409A of the of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder and any applicable state law  equivalents.